Exhibit 10.36

United Natural Foods, Inc.
Annual Incentive Plan

Effective September 25, 2019; most recently amended September 21, 2023

    Administration of Incentive Plan

This Annual Incentive Plan (the “Incentive Plan”) of United Natural Foods, Inc. (the “Company”) is administered by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of the Directors (the “Board”). The Compensation Committee may delegate to certain associates or committees the authority to manage the day-to-day administrative operations of the Incentive Plan as it may deem advisable, and does hereby delegate to the Company’s Senior Leadership Team (which shall include the Chief Executive Officer, Chief Human Resources Officer, Chief Financial Officer, and General Counsel and Corporate Secretary, and such other members as may serve on such team from time to time) the administration of the Incentive Plan as to all associates that are not executive officers as designated by the Company’s Board. Any references to the Compensation Committee’s administrative authority hereunder is understood to include such delegated authority to the Senior Leadership Team

The Compensation Committee (but not including the Senior Leadership Team) reserves the right to amend, modify, or terminate the Incentive Plan at any time in its sole discretion.

The Compensation Committee shall have the authority to establish and modify the terms of any individual’s participation in the Incentive Plan, to determine the amount of any incentive payments for which a participant is eligible and the performance period to which such payments relate, to establish performance objectives in respect of such performance periods and to determine whether such performance objectives were attained. The Compensation Committee is authorized to interpret the Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan. The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the Incentive Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the Incentive Plan, as described herein, shall be subject to its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Compensation Committee under the Incentive Plan need not be uniform and may be made selectively among participants in the Incentive Plan, whether or not such participants are similarly situated. Any and all changes will be communicated to those associates participating in the Incentive Plan that are affected by the changes.

I.    Incentive Plan Eligibility

The Compensation Committee shall determine the U.S. associates of the Company or its Subsidiaries who are eligible for participation in the Incentive Plan.

Participants in the Incentive Plan hired or promoted in the applicable fiscal year will be eligible for a prorated payout at the end of such fiscal year if the required performance objectives are achieved and the participant is actively employed with the Company on the date the payment is made. Additionally, if any participant receives a change in annual base salary (in the case of a participant who is classified as a salaried associate) or Specified Earnings (defined below) (in the case of an associate who is classified as an hourly associate) or bonus target during the performance period, the amount payable under the Incentive Plan, if any, will be prorated accordingly. In the case of a new hire, the prorated payment shall be calculated based on the number of days the participant was employed by the Company in such fiscal year compared to the total number of days in such fiscal year. In the case of a promotion, bonus target, or other change to annual base salary or Specified Earnings, the prorated payment shall be calculated based on the number of days at each rate of pay in such fiscal year, compared to the number of days in such fiscal year.

For purposes of the Incentive Plan, “Specified Earnings” means regular, incentive, overtime, and premium pay.

All Incentive Plan participants must accept the commitment and responsibility to perform all duties in compliance with the Company’s Code of Conduct. Any participant who manipulates or attempts to manipulate the Incentive Plan for personal gain at the expense of customers, other associates, or Company objectives will be subject to appropriate disciplinary actions.

Participants must not divulge to any outsider (other than the Company’s financial, accounting and legal advisors) any non-public information regarding this Incentive Plan or any specific performance objectives applicable to the participant or any other participant.

Participation in the Incentive Plan does not constitute a contract or promise of employment between the Company and any participant in the Incentive Plan, and nothing in the Incentive Plan shall be construed as conferring on a participant any right to continue in the employment of the Company or any of its subsidiaries. Any promise or representations, oral or written, which are inconsistent with or different from the terms of the Incentive Plan are invalid.

Participation in and receipt of payment under the Incentive Plan requires that participants comply with the covenants in Part IV below.

II.    Termination Provisions

Participants in the Incentive Plan must be actively employed with the Company on the date that payment under the Incentive Plan is to be made to be eligible for such payment, except as described below or as otherwise set forth in any written agreement between the Company and the participant. Payment under the Incentive Plan is made as soon as administratively practicable after the Company’s Board of Directors has approved the calculation of payments hereunder, which will generally be 10 to 12 weeks following the end of the Company’s fiscal year.

If a participant’s employment is terminated due to death, the Company shall pay to the participant’s estate, subject to applicable withholding and deductions, any Earned Incentive Compensation (as hereinafter defined) as soon as administratively practicable following such participant’s death, but no later than December 31 of the calendar year following the calendar year in which the participant’s death occurs.

If a participant’s employment is terminated due to Retirement (as defined below), or by the Company without Cause (as hereinafter defined) under circumstances that would qualify the participant for benefits under the United Natural Foods, Inc. Severance Pay Plan for Non-Union Associates (as amended from time to time) (“Severance Plan”), or a participant resigns for Good Reason (as hereinafter defined), then, subject to any limitation imposed under applicable law, and any other agreement between the Company and the participant, the Company shall pay to the participant, subject to applicable withholding and deductions, any Earned Incentive Compensation (as hereinafter defined), when such Earned Incentive Compensation would otherwise be payable, if the participant’s employment was not terminated, but no later than December 31 of the calendar year following the end of the Company’s fiscal year in which the termination date occurred.

For purposes of the Incentive Plan, “Retirement” means the termination of the participant’s employment with the Company and all of its Subsidiaries on or after the date on which both of the following have occurred: (i) the participant has attained fifty-nine (59) years of age and (ii) the date the participant has provided ten (10) years of service to the Company or any of its Subsidiaries.  Years of service will be calculated as full years since the participant’s most recent “hire date” or “rehire date,” which means the applicable date on file for the participant in the Company’s human resources books and records, determined in the Company’s sole discretion.

“Earned Incentive Compensation” consists of: (a) to the extent not previously paid, the incentive compensation that the participant would otherwise receive based on the Company’s actual performance for the most recent fiscal year ended before the participant’s termination date and (b) the Pro-Rated Portion (as hereinafter defined) of any incentive compensation that the participant would otherwise receive, based on the Company’s actual performance for the fiscal year during which the participant’s employment is terminated, provided, however, in the case of a participant’s death only, such incentive compensation shall be based on the participant’s target incentive compensation (i.e., a percentage of the participant’s annual base salary (in the case of a participant who is classified as a salaried associate) or Specified Earnings (in the case of a participant who is classified as an hourly associate)), without regard to attainment of any performance objective. The “Pro-Rated Portion” shall be the portion represented by the number of days in such fiscal year prior to the participant’s termination date, compared to the total number of days in such fiscal year.

If a participant is terminated for Cause at any time, he or she will not be eligible for any payment under the Incentive Plan and shall forfeit any payments that may have been due to the participant under the Incentive Plan prior to or subsequent to the participant’s employment being terminated for Cause. “Cause” means, unless otherwise defined in a written agreement between the participant and the Company, (i) conviction of the participant under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude; (ii) unauthorized acts intended to result in the participant’s personal enrichment at the material expense of the Company or any subsidiary or affiliate or their reputation; (iii) any violation of the participant’s duties or responsibilities to the Company or a subsidiary or affiliate of the Company which constitutes willful misconduct or dereliction of duty; or (iv) material breach of the Company’s Code of Conduct or the covenants described in Section IV of this Plan.

In addition, if a participant is terminated other than for Cause and under circumstances that do not qualify the participant for benefits under the Severance Plan, he or she will not be eligible for any payment under the Incentive Plan except to the extent that such termination results in an a separation agreement between the participant and the Company, and the participant is entitled to Earned Incentive Compensation (or such other amount as may be mutually agreed) pursuant to the terms of such separation agreement.

If a participant becomes disabled or is granted a leave of absence for any other reason in any fiscal year, amounts owed hereunder shall be governed by the provisions of the United Natural Foods, Inc. Leave of Absence Policy (Long-Term and Annual Incentive Plans) (or any replacement policy) as in effect at the time such leave of absence commenced. Except as otherwise provided in a written agreement between the Company and a participant, if a participant voluntarily terminates his or her employment under circumstances that do not qualify as a Retirement or resignation for Good Reason before the date that payment under the Incentive Plan is to be made, the participant will not be eligible for any payment under the Incentive Plan.

Unless otherwise specified by any applicable severance plans or severance, employment, change in control or other written agreement to which a participant is subject (in which case, there shall be no duplication of benefits) or by the Compensation Committee at the time when performance objectives are established with respect to the applicable fiscal year, in the event of a Change in Control (as hereinafter defined), then, subject to the Compensation Committee’s ability to exercise negative discretion to reduce the size of any payments hereunder pursuant to the first paragraph of Section V, each participant eligible to receive incentive compensation hereunder shall receive an amount of incentive compensation based upon achievement at the “target” level of the applicable performance objectives for the full fiscal year, with such payments being due and payable on a date selected by the Company that is not later than the first payroll date following the Change in Control.

“Change in Control” means, unless otherwise provided in the applicable award agreement, the happening of one of the following:

    (I) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding the

Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company’s then outstanding securities;

    (ii) the stockholders of the Company shall approve a definitive agreement and a transaction is consummated (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company;

    (iii) the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates; or

    (iv) the disposal of any line of business representing at least 15% of the Company’s consolidated net sales for the then-most recently completed fiscal year; provided, however, that such disposal shall only be deemed a “Change in Control” for participants primarily employed in the line of business disposed of, who cease to be employed by the Company following the disposition.
“Good Reason” means, unless otherwise provided in a written agreement between the participant and the Company, the occurrence of any one or more of the following without the participant’s express written consent: (i) the assignment of duties to a participant that are materially adversely inconsistent with the participant’s duties immediately prior to thereto and failure to rescind such assignment within thirty (30) days of receipt of notice from the participant; (ii) a material reduction in a participant’s title, authority or reporting status as compared to such title, authority or reporting status immediately prior to thereto, (iii) the Company’s requirement that a participant relocate more than fifty (50) miles from the participant’s place of employment prior to the place the participant performed such duties prior thereto; (iv) a reduction in the participant’s base salary as in effect immediately prior to a Change in Control or the failure of the Company to pay or cause to be paid any compensation or benefits when due, and failure to restore such annual base salary or make such payments within five (5) days of receipt of notice from the participant; (v) the failure to include the participant in any new employee benefit plans proposed by the Company or a material reduction in the participant’s level of participation in any existing plans of any type; provided that a Company-wide reduction or elimination of such plans shall not constitute “Good Reason” for purposes of this Incentive Plan; or (vi) the failure of the Company to obtain a satisfactory agreement from the acquiring party in a Change in Control to assume and provide the payments contemplated hereunder ; provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the participant has given the Company or any successor to the Company at least thirty (30) days to cure the Good Reason, (B) the Company or any such successor has not cured the Good Reason within the thirty (30) day period and (C) the participant resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason.

III   Performance Measures

Participants in the Incentive Plan may receive a cash payment upon the attainment of performance objectives which may be corporate and/or individual objectives and which will be communicated to the participant by the Compensation Committee. The percentage of any amount payable pursuant to the Incentive Plan shall be based on the weights assigned to the applicable performance objective by the Compensation Committee. Each participant’s target incentive payment is based on a designated percentage of the participant’s annual base salary (in the case of a participant who is classified as a salaried associate) or Specified Earnings (in the case of a participant who is classified as an hourly associate) and is established by the Compensation Committee. The Compensation Committee shall determine whether and to what extent each performance objective has been met. In determining whether and to what extent a performance objective has been met, the Compensation Committee may consider such matters as the Compensation Committee deems appropriate.

IV. Restrictive Covenants

(a) Confidential Information. Participant shall not disclose or reveal to any unauthorized person or knowingly use for participant’s own benefit or another person or entity’s benefit, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company (“Confidential Information”), and participant confirms that Confidential Information constitutes the exclusive property of the Company. Such restrictions shall not apply to information which is (i) generally available in the industry or (ii) disclosed through no fault of participant or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure). Participant agrees that participant will immediately return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any Confidential Information and/or any summaries containing any Confidential Information, in whole in part, in any media. For the avoidance of doubt, nothing in this Section IV prohibits participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Participant does not need the prior authorization of the Company to make any such reports or disclosures, and participant is not required to notify the Company that participant has made such reports or disclosure.
Participant acknowledges and agrees that the Company has provided participant with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:
(1) IMMUNITY. — An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that —
(A) is made —
(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and
(ii) solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.— An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
(A) files any document containing the trade secret under seal; and
(B) does not disclose the trade secret, except pursuant to court order.

(b) Non-Competition. Except with the prior written consent of the Company’s Board of Directors, during the term of employment, and, unless otherwise prohibited by law, for a period of one year following termination of such employment for any reason (the “Restricted Period”), Participant shall not engage, directly or indirectly in Competition with the Company. “Competition” means providing services in the Restricted Area in any capacity (whether as an employee, independent contractor, consultant, principal, agent, partner, officer, director, investor, or shareholder, except as a shareholder of less than five (5%) percent of a publicly traded company) to a Competitor of the Company that: (i) are the same or similar in function or purpose to the services participant provided to the Company or (ii) will likely result in the disclosure of Confidential Information to a Competitor or the use of Confidential Information on behalf of a Competitor. The “Restricted Area” means the geographic area participant served at any time during the previous two years of Participant’s employment. For avoidance of doubt, if participant’s job duties encompassed the United States, the Restricted Area shall be the United States. “Competitor” means any person, corporation, joint venture or other entity that provides one or more of the business offerings of the Company, including new products or services under active consideration by the Company at the time of participant’s termination.
(c) Non-Solicitation – Business Partners. During the Restricted Period, participant shall not interfere with the Company’s relationship with its Business Partners by soliciting or communicating (regardless of who initiates the communication) with a Business Partner to: (i) induce or encourage the Business Partner to stop doing business or reduce its business with the Company, or (ii) buy a product or service that competes with a product or service offered by the Company’s business. “Business Partner” means: a customer (person or entity), prospective customer (person or entity), supplier or manufacturer with which the Company has a business relationship and with which participant had business-related contact or dealings, or about which participant received Confidential Information, in the two years prior to the termination of participant’s employment with the Company.
(d) Non-Solicitation – Employees/Contractors. During the Restricted Period, participant shall not interfere with the Company’s relationship with any employee or contractor of the Company by: (i) soliciting or communicating with the employee or contractor to induce or encourage him or her to leave the Company’s employ or engagement (regardless of who first initiates the communication); (ii) helping another person or entity evaluate such employee or contractor as an employment or contractor candidate; or (iii) otherwise helping any person or entity hire an employee or contractor away from the Company.
(e) Participant hereby acknowledges that participant will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any Confidential Information protected under Section 5(a) herein, and which are made, conceived or reduced to practice by participant during participant’s period of employment by the Company and the Restricted Period. The provisions of this subsection (e) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by participant alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of participant’s duties.
(f) Participant shall, upon request of the Company, but at no expense to participant, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.
(g)    During the Restricted Period, upon reasonable request of the Company, the participant shall cooperate in any internal or external investigation, litigation or any dispute relating to any matter in which he or she was involved during his or her employment with the Company; provided, however, that the participant shall not be obligated to spend time and/or travel in connection with such cooperation to the extent that it would unreasonably interfere with the participant’s other commitments and obligations. The

Company shall reimburse the participant for all expenses the participant reasonably incurs in so cooperating.
(h)    Before accepting employment with any other person, organization or entity while employed by the Company and during the Restricted Period, the participant will inform such person, organization or entity of the restrictions contained in this Section. The participant further consents to notification by the Company to participant’s subsequent employer or other third party of participant’s obligations under this Section IV.
(i) The participant recognizes that the possible restrictions on the participant’s activities which may occur as a result of the participant’s performance of the participant’s obligations under Sections (a) through (d) of this Section IV are required for the reasonable protection of the Company and its investments, and the participant expressly acknowledges that such restrictions are fair and reasonable for that purpose. The participant acknowledges that money damages would not be an adequate or sufficient remedy for any breach of Sections (a) through (d), and that in the event of a breach or threatened breach of Sections (a) through (d), the Company, in addition to other rights and remedies existing in its favor, shall be entitled, as a matter of right, to injunctive relief, including specific performance, from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Sections (a) through (d). The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the participant. If any of the provisions of this Section IV are held to be in any respect an unreasonable restriction upon participant then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. The participant expressly agrees that all payments and benefits due the participant under this Section IV shall be subject to the participant’s compliance with the provisions set forth in Sections (a) through (d).

V.    Miscellaneous Provisions

Notwithstanding anything to the contrary herein, the Compensation Committee, in its sole discretion and subject to any applicable requirements of Section 409A (as defined below), may, unless otherwise provided for in a written agreement between the Company and the participant, (i) reduce any amounts otherwise payable to a participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the participant and (ii) modify (upward or downward) the amount of any incentive payment based on such criteria it shall determine, including, but not limited to, financial results, individual performance, or other factors, and may base such modification on the recommendation of a participant’s manager, the performance of the participant’s business unit, the Company performance, or any other factors that the Compensation Committee, in its sole discretion, shall deem appropriate.

In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Compensation Committee in its sole discretion and without liability to any person may make such adjustments, if any, as it deems to be equitable as to any affected terms of outstanding awards.

The Company is the sponsor and legal obligor under the Incentive Plan and shall make all payments hereunder, other than any payments to be made by any of the Company’s subsidiaries (in which case payment shall be made by such subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Incentive Plan, and the participant’s rights to the payment hereunder shall be not greater than the rights of the Company’s (or its subsidiary’s) unsecured creditors. All expenses involved in administering the Incentive Plan shall be borne by the Company.

The Incentive Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

Each participant agrees that payouts under this Incentive Plan are subject to the Company’s Recoupment (Clawback) Policy for performance-based incentive compensation or any other similar policy that may be adopted or amended thereafter by the Board or Compensation Committee from time to time, to conform to regulations related to recoupment or clawback of compensation adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and also further agrees to promptly return to the Company, if the Company shall so request, all or a portion of any incentive amounts paid to such participant pursuant to this Incentive Plan based upon financial information or performance objectives later found to be materially inaccurate and/or otherwise in accordance with the terms of the Company’s clawback policy, a copy of which will be made available to participants. The amount to be recovered shall be equal to the excess amount paid out over the amount that would have been paid out had such financial information or performance objective been fairly stated at the time the payout was made and/or otherwise in accordance with the Company’s clawback policy.

Notwithstanding anything herein to the contrary, the Compensation Committee, in its sole discretion, may make payments (including pro rata payments) to participants who do not meet the eligibility requirements of the Incentive Plan, including, but not limited to, the length of service requirements described in Section II above if the Compensation Committee determines that such payments are in the best interest of the Company.

The Incentive Plan is intended to comply with or be exempt from Section 409A of the Code and any rules, regulations or other official guidance promulgated thereunder (“Section 409A”) and will be interpreted in a manner intended to comply with Section 409A. Notwithstanding anything herein to the contrary, if at the time of the participant’s separation from service with the Company or any of its Subsidiaries the participant is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the participant) until the date that is six months and one day following the participant’s separation from service with the Company or any of its Subsidiaries (or the earliest date as is permitted under Section 409A), if such payment or benefit is payable upon a separation from service with the Company or any of its Subsidiaries. Each payment made under the Incentive Plan shall be designated as a “separate payment” within the meaning of Section 409A.

If any provision of the Incentive Plan is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any participant, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Incentive Plan, such provision shall be stricken as to such jurisdiction or participant and the remainder of the Incentive Plan shall remain in full force and effect.